Exhibit 99.2


            Comments for First Quarter 2006 Earnings Conference Call
                              Thursday, May 4, 2006
                                  10:30AM (EST)


Dial In #: 888-552-7850                   International Dial In #: 706-645-9166

Introduction (G. Laskaris)

Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's First Quarter 2006 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy. Our 10-Q was also filed with the SEC this morning.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments. - Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations. - Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.




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Strategic Overview  (R.B. Catell)

Thank you, George, and good morning. As you know, our major news of the quarter is our agreement to be acquired by National Grid for $42 a share in an all cash transaction. This transaction will deliver significant value to shareholders, customers and employees of both companies. KeySpan will become part of one of the largest and most efficient energy companies in the world.

As Mike Jesanis, the US CEO of National Grid, and I recently reported at a hearing on Long Island, this transaction will provide consumers with lower energy delivery costs, and give us the scale necessary to achieve additional fuel cost savings. We will provide improved customer service through advanced, efficient technologies and invest in important infrastructure to ensure reliable service. In addition it will allow the larger company to become a stronger advocate for new supply and energy infrastructure and ultimately achieve additional growth in a complex, competitive environment.

I am pleased with the progress we have made to date in preparing to join two fine companies and look forward to successfully completing the transaction. Integration teams have been formed and the process is underway. We filed our proxy last Friday and are currently working on our Federal and State regulatory


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filings  with a goal of filing  them the next two  months.  The major  approvals required include the New York and New Hampshire state agencies, the Federal Energy Regulatory Commission, the Justice Department for Hart-Scott-Rodino and of course the shareholders of both companies. We are hoping for an early 2007 closing of the transaction.

In terms of the quarter, earnings were $1.19 per share for 2006, as compared to $1.45 per share for 2005. These results reflect the impact from the very warm weather in this quarter on earnings from our gas distribution operations. Weather was actually 15% warmer than last year. In addition, they reflect the $0.10 per share dilutive impact of the issuance of 12.1 million shares associated with the conversion of the MEDs Equity Units in May 2005. Reinforcing the balanced nature of our portfolio, the strong results of the Electric Services segment partially mitigated the effect of the warm weather.

I am pleased, however to report, that in spite of one of the warmest first quarters on record, we were able to grow our gas business with over 9600 installations and $9 million in new gross profit margin. We are on track to meet our gross profit margin goal of almost $50 million this year in a very cost efficient manner.


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We continued to maintain our strong financial position and in February,  we made the first quarterly dividend payment based on our increased annual dividend of $1.86 per share. This dividend is supported by the strong cash flows from our businesses.

In terms of operating income, results were $389 million in the first quarter, compared to $439 million for the same quarter last year. The gas segment results were impacted by the extremely warm weather and the high cost of natural gas. The electric segment income grew as it benefited from higher realized spark spreads. In addition, the energy services segment had a lower loss year over year due to improved profitability.

And now an update on other items:

- I previously reported that KeySpan and LIPA had reached agreement on the extension of the Management Services Agreement, modification of the
     Generation Purchase Rights Agreement and the resolution of certain outstanding items. KeySpan and LIPA entered into these modified agreements, subject to approval by governmental authorities. Following the announcement of the proposed acquisition, LIPA, National Grid and KeySpan have engaged in discussions concerning the impact of the transaction on LIPA's operations.


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-    With  respect to our new  investments  and  projects,  we  continue to move through the regulatory approval process for our new growth pipeline projects, Millennium and Islander East, which will further diversify gas supply in the Northeast and help stabilize prices, an issue that is currently being highlighted with the high cost of gas. We expect these projects to come on line in the 2007-2008 timeframe.

At this time, I will turn the discussion over to Bob Fani who will review our operations.












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Operational Update - (R.J. Fani)

Thank you, Bob, and good morning.

Looking at the operational highlights for the first quarter, I would like to start with the gas distribution business, which serves our New York City, Long Island and New England regions.

The fundamentals of the gas segment remained strong, with continued growth in new gross profit margin in all our territories and our focus on expense management. For the quarter, however, segment results were impacted by the extremely warm weather and substantially high gas prices.

For this segment, our first quarter operating income results were $336 million as compared to $392 million for the same period last year.

Despite the impact from the warm weather and very high gas prices, which are passed through to our customers, the Company did achieve strong results from organic growth across all its territories. During the quarter, the Company added approximately 9,600 gas installations, adding approximately $9 million in new gross profit margin from new gas equipment additions and conversions, which exceeded our goal.

In terms of revenues and expenses for the quarter;

Net revenues for the quarter were $46 million lower compared to last year. This was primarily due to the weather which was 15% warmer while gas prices which were 32% higher than last year. This combination resulted in lower usage per customer. The lower net revenue increase includes the following items:


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o    $49 million lower firm gas revenues, which was partially offset by

o $7.5 million in new load growth additions from oil to gas conversions and new construction.

o These results include the positive impact of $25 million from the weather normalization adjustments for our New York and Long Island service territories, however it did not fully mitigate the effect of the extremely warm weather.

Comparative operating income was further impacted by an increase in operating expenses of $9.5 million, primarily due to an increase of $4.7 million from a higher provision for uncollectibles due to high gas costs as well as from employee benefit related costs. Depreciation charges increased by approximately $2 million, reflecting the continued investments in the gas system.

As a result of our supply planning and storage injection prior to the heating season, we were able to mitigate the increase in our customer's bills to approximately 20% for the heating season compared to last year.

Moving to the Electric Services business... which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.


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I am pleased to report operating income of $65 million for the electric segment, which is up $14 million or 27% over last year.

These results primarily reflect an increase in electric net revenues of $24 million at the Ravenswood plant, benefiting from higher energy margins of $38 million offset by lower capacity revenues of $14 million.

The increase in energy margins benefited from the dual fuel nature of the Ravenswood plant and our continued hedging strategy of locking in attractive energy prices in the New York City energy market. The decrease in capacity revenues resulted from new generating capacity installed in New York City.

Partially offsetting this increase in net revenues was an increase in operating expenses of $9 million, primarily associated with higher depreciation and property tax costs.

Consistent with our low risk business model, we expect to lock in spark spreads for 50% of the energy sales at the Ravenswood plant for the summer months.


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In our January  presentation  to the  investment  community we indicated that we expected the in-city reliability requirement to increase to 82%, starting with the 2006 summer period. For a short time, the New York ISO approved an increase to 83% from 80%. In March, however, the Operating Committee of the ISO reversed its decision and returned the requirement to 80%, based on the discovery of data inconsistencies in the reliability computer model. KeySpan appealed the decision to the ISO claiming the revised analysis was hastily prepared and historical factors justified the use of 83%. The ISO denied KeySpan's appeal and the New York City reliability requirement remains at 80%.

In addition, earlier in the year, we reported that KeySpan entered into a contract to financially purchase 1,800 MW of capacity in the New York City market for three years, paying a fixed price of $7.57 per KW-month, settled monthly.

We were presented with the opportunity to enter into this transaction by our counterparty, which was seeking fixed pricing for a three year period. We are comfortable that average annual capacity prices in the City will settle at a level above $7.57 per month. I am pleased to report that the results of the first monthly summer auction are in and the settled price is $12.71 per kW-month.


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Our generating plants are undergoing their normal  maintenance and will be ready by the summer period for the cooling season.


Turning to Energy Investments...

.... which is comprised of the Company's complementary investments in natural gas pipelines, storage, and other energy-related projects, as well as our Seneca Upshur gas exploration and production operations in West Virginia. This segment reported operating income of $3 million as compared to $6 million for the same period in 2005. The difference is due, primarily to the reduction in earnings from our interest in the Premier pipeline company in Ireland, which was sold in the first quarter of 2005.

And in terms of our proposed pipeline projects, further oral arguments were heard in April on the constitutional and jurisdictional issues in the Islander East case. We are hopeful of a positive outcome in this case, possibly as early as this month. Also, during the quarter, KeySpan increased it ownership interest in the Millenium Pipeline project from 21% to 26.25%. This pipeline is currently 75% sold, including KeySpan's commitment for 150,000 DTH per day and is currently under review at FERC.






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Moving now to Energy Services...
which provides energy related services and products to homes and businesses in the New York City and Boston metropolitan areas. I am pleased with the performance of this segment. Energy Services met Company expectations, achieving a minor seasonal operating loss of $0.4 million for the first quarter, compared to a loss of $2.8 million for the same period last year. This enhanced performance is due to higher profits in the Home Energy Services Business as well as lower expenses.





At this point, I will turn it over to Gerry for a more detailed financial review of our results.







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Financial Update    (G. Luterman)

Thanks, Bob, and good morning. The company continued to maintain its strong financial position consistent with the ongoing execution of our financial strategy.

Despite the current rising interest rate environment, I am pleased that we were able to achieve a 6% lower interest expense compared to the first quarter last year. This is a direct result of the success of KeySpan's refinancing program over the past several years where we have refinanced some our higher cost debt at lower rates. This, combined with our interest rate risk mitigation policy, where 85% of our debt is now fixed, has limited our exposure to rising interest rates - a nice position to be in.

In addition, we anticipate refinancing two tax exempt bonds for our New York City utility during the coming summer in order to further reduce our interest expense. They are $153.5 million 5.5% due January 1, 2021 and $100 million 6.95% due July 1, 2026.

I am very pleased with the condition of the balance sheet. Our long term debt stands at $3.9 billion, resulting in a debt to total capitalization of approximately 49%. All in all, this financial strength translates into our `A' quality credit ratings providing us with liquidity and excellent access to the capital markets.




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Turning now to cash flow and capital expenditures.

I am happy to report that cash flow from operations increased approximately $160 million compared to the same period last year, primarily reflecting favorable working capital requirements. Our gas commodity hedging program which was designed to reduce price volatility mitigated the need for higher working capital. Capital expenditures for the quarter are similar to last year, once the timing impact of certain gas main and service work is removed, and are on target to achieve our year end goal. This reflects on our continued focus on capital efficiency - primarily in the gas distribution business.

And lastly, but maybe most importantly, the Company increased its dividend for the second year in a row, now paying $1.86 per share to its shareholders starting on February 1st with a yield of around 4.5%. The quarterly dividend of $0.465 per share is payable to shareholders with a record date April 12th.




I will now turn it back to Bob for some closing comments.






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Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update.

We are well positioned for the upcoming cooling season, with our hedging strategy underway and our well maintained generating units prepared to provide reliable power to the tight New York City and Long Island load pockets. We will work diligently to receive all the regulatory approvals to complete our transaction with National Grid and create a large, strong, competitive company for the future.

Thank you, and we would now be glad to take your questions.

(After Q&A)

We look forward to seeing you at the American Gas Association Financial Forum next week. Thank you for your interest in KeySpan.








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